AXA EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2019 RESULTS
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Net income of $363 million; Net income per share of $0.74
Non-GAAP Operating Earnings1 of $559 million; Non-GAAP Operating Earnings per share of $1.14
Returned $891 million to shareholders YTD, including $73 million in the second quarter
Completed third secondary offering, reducing AXA’s ownership to 38.9%
Declared quarterly cash dividend of $0.15 per share
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New York, NY, August 8, 2019 - AXA Equitable Holdings, Inc. (“AXA Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter ended June 30, 2019.
“Our strong second quarter 2019 results were driven by continued operating performance and momentum across our segments,” said Mark Pearson, President and Chief Executive Officer. “We delivered 15% year-over-year growth in Non-GAAP Operating Earnings, translating to 31% growth in Non-GAAP Operating Earnings per share, enhanced by our capital management program. This growth reflects our strong business performance, the enduring strength of our balance sheet and meaningful progress toward our strategic objectives and optimization initiatives.”
Mr. Pearson continued, “In the quarter, we continued to drive asset growth in our less capital-intensive businesses led by positive inflows into our leading Structured Capital Strategies buffered annuity, contributions from our Group Retirement business, and a fourth consecutive quarter of positive net flows at AllianceBernstein. Also of note, post VA capital reform we expect to continue to generate significant free cash flows across a wide range of potential economic environments in our variable annuity business. Progress on the separation from AXA also continued during the quarter, with AXA’s current ownership stake reduced to 38.9%. Taken together, our consistent results and momentum across our segments is enabling substantial capital generation which we will invest to continue the growth in our businesses and consistently return capital to shareholders. Finally, now at the halfway point in our plan to 2020, we remain well on track to deliver on the commitments we articulated at the time of our IPO.”

Consolidated Results
	Second Quarter
(in millions, except per share amounts or unless otherwise noted)	2019	2018
Total Assets Under Management (“AUM”, in billions)	$691	$656
Net income (loss) attributable to Holdings	363	164
Net income (loss) attributable to Holdings per diluted share	0.74	0.29
Non-GAAP Operating Earnings (loss)	559	486
Non-GAAP Operating Earnings (loss) per diluted share (“EPS”)	1.14	0.87
Total AUM was $691 billion, an increase of 5% since June 30, 2018.
Net income attributable to Holdings for the second quarter of 2019 was $363 million, an increase of $199 million compared to the second quarter of 2018.
Non-GAAP Operating Earnings in the second quarter of 2019 increased to $559 million from $486 million in the second quarter of 2018.
As of June 30, 2019, Book value per share, including accumulated other comprehensive income (“AOCI”), was $30.22. Book value per share, excluding AOCI, was $28.44 per share.

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1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.

Second Quarter 2019 Business Highlights

•	Business segment highlights:

◦	Individual Retirement first year premiums increased 12% to $2.1 billion, including the highest ever quarterly sales of our Structured Capital Strategies buffered annuity product.

◦	Group Retirement operating earnings increased 23% to $95 million and net flows improved to $164 million, continuing the consistent growth of this business.

◦	Investment Management and Research (AllianceBernstein or “AB”)[2] net inflows of $9.5 billion, positive for the fourth straight quarter.

◦	Protection Solutions operating earnings increased to $106 million.

•	Capital management program:

◦	Returned $891 million to shareholders year-to-date, including $73 million of quarterly cash dividends in the second quarter.

◦	Approximately $200 million remaining on existing share repurchase authorization.

◦	Upstreamed $1 billion dividend from AXA Equitable Life to Holdings in July.

•	Continued to successfully execute on strategic priorities:

◦	Achieved net savings run-rate of $44 million, and we remain on track to deliver $75 million pre-tax productivity gains by 2020.

◦	Achieved $125 million towards the $160 million growth in pre-tax net investment income goal by 2020.

•	Generated 7.2% return on average equity attributable to Holdings, excluding AOCI, or 15.9% Non-GAAP Operating ROE, in line with the Company’s mid-teens target.

•	Completed third secondary offering, reducing AXA S.A.’s current ownership to 38.9%.

•	Capital position in-line with target CTE98 for variable annuities and risk-based capital (“RBC”) ratio of 350%–400% for non-variable annuity insurance liabilities.

•	As of June 30, 2019, combined RBC ratio was approximately 675%.

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2 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q2 2019	Q2 2018
Account value (in billions)	$104.3	$103.1
Segment net flows	(92)	(149)
Operating earnings (loss)	359	405

•	Account value increased 1% driven by equity market performance over the last twelve months.

•
Net outflows of $92 million improved compared to the second quarter of 2018 as outflows from the fixed rate living benefits block were partially offset by $845 million of net inflows on our current product offering of less capital-intensive products.

•
Operating earnings decreased from $405 million to $359 million year-over-year, primarily due to lower fee-type revenue on lower separate account balances and an increase in DAC amortization, primarily due to the impact of interest rate and equity market movements on our SCS block in the second quarter of 2018.

Group Retirement

(in millions, unless otherwise noted)	Q2 2019	Q2 2018
Account value (in billions)	$36.1	$34.6
Segment net flows	164	151
Operating earnings (loss)	95	77

•	Account value increased 4% due to positive equity market performance and net inflows over the last twelve months.

•	Net inflows of $164 million increased from net inflows of $151 million in the prior year quarter primarily driven by strong inflows in the tax-exempt market.

•
Operating earnings increased from $77 million to $95 million primarily driven by an increase in net investment income due to higher asset balances and our general account investment portfolio optimization and lower operating expenses.

Investment Management and Research

(in millions, unless otherwise noted)	Q2 2019	Q2 2018
Total AUM (in billions)	$580.8	$539.8
Segment net flows (in billions)	9.5	(7.7)
Operating earnings (loss)	80	97

•	AUM increased by 8% due to strong market performance and positive net inflows over the last twelve months.

•	Second quarter net inflows of $9.5 billion were driven by active net inflows of $10.2 billion.

•	Operating earnings decreased from $97 million to $80 million primarily driven by lower performance-based fees and higher expenses, partially offset by higher base fees.

Protection Solutions

(in millions)	Q2 2019	Q2 2018
Gross written premiums	$746	$767
Annualized premiums	63	67
Operating earnings (loss)	106	(12)

•	Gross written premiums decreased 3% year-over-year primarily driven by lower first year premiums.

•	Annualized premiums decreased 6% year-over-year, with declines in Life sales partially offset by continued growth in our Employee Benefits business.

•
Operating earnings increased from a loss of $12 million to earnings of $106 million year-over-year, driven by an increase in net investment income due to higher asset balances and the positive impact of our general account investment portfolio optimization, a decrease in DAC amortization as the segment is no longer in loss recognition, and lower operating expenses.

Corporate and Other
Operating loss of $81 million, flat year-over-year, as lower operating expenses and higher revenues in our broker-dealer business were partially offset by higher interest credited and commissions expenses.

Capital Management

During the first half of 2019, AXA Equitable Holdings returned $891 million to shareholders, including:

•	$141 million of quarterly cash dividends, including $73 million in the second quarter.

•	$150 million of share repurchases as part of an accelerated share repurchase agreement entered into in January.

•	$600 million share repurchase from AXA S.A., leaving $200 million remaining on the Company’s existing repurchase authorization.
As of June 30, 2019, Holdings maintained liquidity in excess of its $500 million target and reported an RBC ratio of approximately 675%.
In July of 2019, Holdings received a $1 billion dividend from AXA Equitable Life.
On August 8, 2019, the Company declared a quarterly cash dividend of $0.15 per share, payable on August 29, 2019.

Earnings Conference Call
AXA Equitable Holdings will host a conference call on Friday, August 9, 2019, at 8:00 a.m. ET, to discuss its second quarter 2019 results. The conference call webcast, along with additional earnings materials will be accessible on the AXA Equitable Holdings Investor Relations website at ir.axaequitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software. To join the conference call via telephone, please use one of the following dial-in numbers:

•	Domestic: +1 844-897-7515

•	International: +1 647-689-5390

•	Access code: 2258098
A webcast replay will be made available on the AXA Equitable Holdings Investor Relations website at ir.axaequitableholdings.com.
About AXA Equitable Holdings
AXA Equitable Holdings, Inc. (NYSE: EQH) is one of the leading financial services companies in the U.S. and is comprised of two complementary and well-established principal franchises, AXA Equitable Life Insurance Company and AllianceBernstein. We have been helping clients prepare for their financial future since 1859 and have a combined total of approximately 12,200 employees and financial professionals and $691 billion of assets under management (as of 6/30/2019).
Contacts:
Investor Relations
Kevin Molloy
+1 212-314-2476

Media Relations
Matt Asensio
+1 212-314-2010

Forward-looking and cautionary statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon AXA Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, remediation of our material weaknesses, fulfilling our obligations related to being a public company, indebtedness, elements of our business strategy not being effective in accomplishing our objectives, protection of confidential customer information or proprietary business information, information systems failing or being compromised and strong industry competition; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults, errors or omissions by third parties and affiliates and gross unrealized losses on fixed maturity and equity securities; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, complex regulation and administration of our products, variations in statutory capital requirements, financial strength and claims-paying ratings and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves, actual mortality, longevity and morbidity experience differing from pricing expectations or reserves, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management, the industry-wide shift from actively-managed investment services to passive services and potential termination of investment advisory agreements; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our controlling stockholder, including conflicts of interest, waiver of corporate opportunities and costs associated with separation and rebranding; and (x) risks related to our common stock and future offerings, including the market price for our common stock being volatile and potential stock price declines due to future sales of shares by existing stockholders.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other risk factors identified in Holdings’ Annual Report on Form 10-K for the year ended December 31, 2018 and in Holdings’ subsequent filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Use of Non-GAAP financial measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating ROE, Non-GAAP Operating EPS and Book value per share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP measures, provides a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, account value, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
In the first quarter of 2019, we modified our Non-GAAP Operating Earnings measure’s treatment of the impact of timing differences on the amortization of DAC resulting from market value adjustments for our SCS variable annuity product. As a result of this modification, the amortization of DAC for our SCS product included in Non-GAAP Operating Earnings was changed to be determined based on our SCS product's gross profits included in Non-GAAP Operating Earnings, consistent with both our exclusion from Non-GAAP Operating Earnings of other items that are distortive to the underlying drivers of our financial performance on a consolidated basis and with industry practice. Our presentation of Non-GAAP Operating Earnings in prior periods was not revised to reflect this modification, however, had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, SCS-related DAC amortization excluded from Non-GAAP Operating Earnings would have been $52 million, $17 million and $4 million lower during the first, second and third quarters of 2018, respectively, and $17 million higher during the fourth quarter of 2018.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:

•
Items related to variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features, the effect of benefit ratio unlock adjustments and changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization;

•	Investment (gains) losses, which includes other-than-temporary impairments of securities, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;

•
Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;

•	Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, and separation costs; and

•	Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and the impact of the Tax Reform Act.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21%, while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Net income (loss) attributable to Holdings	$363	$164	$(412)	$378
Adjustments related to:
Variable annuity product features (1)	200	249	1,740	425
Investment (gains) losses	12	22	23	(80)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	24	27	48	158
Other adjustments (2)	89	88	129	179
Income tax expense (benefit) related to above adjustments (3)	(71)	(75)	(408)	(130)
Non-recurring tax items	(58)	11	(52)	39
Non-GAAP Operating Earnings (4)	$559	$486	$1,068	$969

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Variable annuity product features for the three and six months ended June 30, 2018 would have been $232 million and $356 million.

(2)	Other adjustments include separation costs of $58 million, $33 million, $82 million and $94 million for the three and six months ended June 30, 2019 and 2018, respectively.

(3)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Income tax expense (benefit) related to above adjustments for the three and six months ended June 30, 2018 would have been $(71) million and $(115) million.

(4)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and six months ended June 30, 2018 would have been $473 million and $915 million.

Non-GAAP Operating ROE
We calculate Non-GAAP Operating ROE by dividing Non-GAAP Operating Earnings for the previous twelve calendar months by consolidated average equity attributable to Holdings, excluding Accumulated Other Comprehensive Income (“AOCI”). AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our available-for-sale (“AFS”) securities. Therefore, we believe excluding AOCI is more effective for analyzing the trends of our operations.
The following table presents Return on Average equity attributable to Holdings, excluding AOCI and Non-GAAP Operating ROE for the trailing twelve months ended June 30, 2019.

Trailing Twelve Months Ended June 30, 2019
(in millions)
Net income attributable to Holdings	$1,030
Average equity attributable to Holdings, excluding AOCI	$14,223
Return on average equity attributable to Holdings, excluding AOCI	7.2%

Non-GAAP Operating Earnings (1)	$2,265
Average equity attributable to Holdings, excluding AOCI	$14,223
Non-GAAP Operating ROE (2)	15.9%

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the trailing twelve months ended June 30, 2019 would have been $2,275 million.

(2)	Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating ROE for the trailing twelve months ended June 30, 2019 would have been 16.0%.

Non-GAAP Operating EPS
Non-GAAP Operating EPS is calculated by dividing Non-GAAP Operating Earnings by weighted average diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2019	2018	2019	2018
Net income (loss) attributable to Holdings	$0.74	$0.29	$(0.82)	$0.67
Adjustments related to:
Variable annuity product features (1)	0.41	0.44	3.44	0.75
Investment (gains) losses	0.02	0.04	0.05	(0.14)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.05	0.10	0.28
Other adjustments (2)	0.18	0.16	0.25	0.33
Income tax expense (benefit) related to above adjustments (3)	(0.14)	(0.13)	(0.81)	(0.23)
Non-recurring tax items	(0.12)	0.02	(0.10)	0.07
Non-GAAP Operating Earnings (4)	$1.14	$0.87	$2.11	$1.73

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Variable annuity product features for the three and six months ended June 30, 2018 would have been $0.41 and $0.63.

(2)	“Other adjustments” includes separation costs of $0.12, $0.06, $0.16 and $0.17, for the three and six months ended June 30, 2019 and 2018, respectively.

(3)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Income tax expense (benefit) related to above adjustments for the three and six months ended June 30, 2018 would have been $(0.12) and $(0.21).

(4)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and six months ended June 30, 2018 would have been $0.84 and $1.63.

Book Value Per Share, excluding AOCI
We use the term “book value” to refer to Total equity attributable to Holdings. Book Value Per Share, excluding AOCI, is our Total equity attributable to Holdings, excluding AOCI, divided by ending common shares outstanding - diluted.

	June 30, 2019	December 31, 2018
Book value per share	$30.22	$26.22
Per share impact of AOCI	(1.78)	2.64
Book Value Per Share, excluding AOCI	$28.44	$28.86

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Account Value
Account value generally equals the aggregate policy account value of our retirement products.
Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Conditional Tail Expectation (“CTE”) 98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of scenarios over the life of the contracts.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

# # #

Consolidated Statements of Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions)
REVENUES
Policy charges and fee income	$941	$964	$1,872	$1,930
Premiums	280	275	563	554
Net derivative gains (losses)	(236)	(46)	(1,866)	(282)
Net investment income (loss)	976	596	1,991	1,187
Investment gains (losses), net	(12)	(22)	(23)	80
Investment management and service fees	1,072	1,075	2,071	2,130
Other income	139	124	266	241
Total revenues	3,160	2,966	4,874	5,840
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	896	900	1,776	1,494
Interest credited to policyholders’ account balances	314	268	618	539
Compensation and benefits	512	520	1,021	1,099
Commissions and distribution related payments	307	287	588	578
Interest expense	57	60	113	106
Amortization of deferred policy acquisition costs	177	185	375	357
Other operating costs and expenses	456	424	866	917
Total benefits and other deductions	2,719	2,644	5,357	5,090
Income (loss) from continuing operations, before income taxes	441	322	(483)	750
Income tax (expense) benefit	(11)	(61)	204	(152)
Net income (loss)	430	261	(279)	598
Less: Net income (loss) attributable to the noncontrolling interest	67	97	133	220
Net income (loss) attributable to Holdings	$363	$164	$(412)	$378

Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, except per share data)
Earnings per share
Basic	$0.74	$0.29	$(0.82)	$0.67
Diluted	$0.74	$0.29	$(0.82)	$0.67
Weighted Average Shares:
Weighted average common stock outstanding for basic earnings per common share	491.1	561.0	504.5	561.0
Weighted average common stock outstanding for diluted earnings per common share	491.9	561.1	504.5	561.1

Results of Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement (1)	$359	$405	$729	$773
Group Retirement	95	77	176	153
Investment Management and Research	80	97	157	178
Protection Solutions	106	(12)	155	23
Corporate and Other	(81)	(81)	(149)	(158)
Non-GAAP Operating Earnings (2)	$559	$486	$1,068	$969

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Operating earnings for the three and six months ended June 30, 2018 for the Individual Retirement segment would have been $392 million and $719 million, respectively.

(2)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and six months ended June 30, 2018 would have been $473 million and $915 million, respectively.

Select Balance Sheet Statistics

	June 30, 2019	December 31, 2018
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$91,635	$85,802
Separate Accounts assets	122,444	110,337
Total assets	238,597	220,797

LIABILITIES
Short-term and long-term debt	$4,852	$4,955
Future policy benefits and other policyholders' liabilities	32,381	30,998
Policyholders’ account balances	53,211	49,923
Total liabilities	221,952	205,178

EQUITY
Accumulated other comprehensive income (loss)	876	(1,396)
Total equity attributable to Holdings	$14,843	$13,866
Total equity attributable to Holdings, excluding Accumulated other comprehensive income (loss)	13,967	15,262

Assets Under Management

	June 30, 2019	December 31, 2018
	(in billions)
Assets Under Management
AB AUM	$580.8	$516.4
Exclusion for General Account and other Affiliated Accounts	(66.8)	(61.5)
Exclusion for Separate Accounts	(37.0)	(32.4)
AB third party	$477.0	$422.5

Total company AUM
AB third party	$477.0	$422.5
General Account and Other (1)	91.6	85.8
Separate Accounts (2)	122.4	110.3
Total AUM	$691.1	$618.6

(1)	“General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.

(2)	“Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.